SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

(Amendment No.   )

Stellar Resources, Ltd.
----------------------------------------------------------------------------------------------------------------
(Name of Issuer)

Common Stock
----------------------------------------------------------------------------------------------------------------
(Title of Class of Securities)

85856S104
----------------------------------------------------------------------------------------------------------------
(CUSIP Number)

July 25, 2005
----------------------------------------------------------------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)

Check the  appropriate  box to  designate  the rule  pursuant to which this Schedule is filed:

          [_]  Rule 13d-1(b)
          [x]  Rule 13d-1(c)
          [_]  Rule 13d-1(d)

----------
(1)  The  remainder  of this  cover  page  shall be filled  out for a  reporting person's  initial  filing on this form with respect to the subject class of securities,  and for any subsequent amendment containing  information which would alter the disclosures provided in a prior cover page.

The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  see the Notes).

CUSIP No. 85856S104                                              13G                                      Page 2 of 5 Pages

____________________________________________________________________________________

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

RUSSELL DAY

____________________________________________________________________________________

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                                                  (a)  [_]
                                                                                                                                                  (b)  [_]

____________________________________________________________________________________

3.   SEC USE ONLY

____________________________________________________________________________________

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

British

____________________________________________________________________________________

  NUMBER OF           5.   SOLE VOTING POWER

   SHARES                        193,800
                                    __________________________________________________________________
BENEFICIALLY        6.   SHARED VOTING POWER

  OWNED BY                   0
                                    __________________________________________________________________
    EACH                      7.   SOLE DISPOSITIVE POWER

  REPORTING                  193,800
                                    _________________________________________________________________
   PERSON                  8.   SHARED DISPOSITIVE POWER

    WITH                            0
____________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

193,800

____________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                                                                                                       [_]

____________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.43%

____________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

IN

____________________________________________________________________________________

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 85856S104                                              13G                                      Page 3 of 5 Pages

____________________________________________________________________________________
Item 1(a).  Name of Issuer:

Stellar Resources, Ltd.

____________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

3155 E. Patrick Lane, Suite 1, Las Vegas, Nevada 89120

____________________________________________________________________________________
Item 2(a).  Name of Person Filing:

RUSSELL DAY

____________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

28 Cravendale Avenue, Nelson, Lancashire, England

____________________________________________________________________________________
Item 2(c).  Citizenship:

British

____________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

Common Stock

____________________________________________________________________________________
Item 2(e).  CUSIP Number:

85856S104

________________________________________________________________________________
Item 3.     If This Statement  is Filed  Pursuant to  Rule 13d-1(b), or 13d-2(b)
                or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange Act.

     (d)  [_]  Investment  company  registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f)  [_]  An employee  benefit plan or endowment  fund in  accordance with Rule 13d-1(b)(1)(ii)(F);

     (g)  [_]  A parent  holding  company or control  person in accordance  with Rule 13d-1(b)(1)(ii)(G);

     (h)  [_]  A savings  association  as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i)  [_]  A  church  plan  that  is  excluded  from  the  definition  of an investment  company  under  Section  3(c)(14)  of the  Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box.                           [x]

CUSIP No. 85856S104                                              13G                                      Page 4 of 5 Pages

Item 4.  Ownership.

     Provide  the  following  information  regarding  the  aggregate  number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
            See Row 9 of cover page

     (b)  Percent of class:
            See Row 11 of cover page

     (c)  Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote
                  See Row 5 of cover page

           (ii)   Shared power to vote or to direct the vote
                  See Row 6 of cover page

          (iii)    Sole power to dispose or to direct the disposition of
                   See Row 7 of cover page,

          (iv)    Shared power to dispose or to direct the disposition of
                   See Row 8 of cover page

____________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

NOT APPLICABLE

____________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

NOT APPLICABLE

____________________________________________________________________________________
Item 7.  Identification and Classification of the Subsidiary Which Acquired the
             Security Being Reported on by the Parent Holding Company.

NOT APPLICABLE

____________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

NOT APPLICABLE

____________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

NOT APPLICABLE

CUSIP No. 85856S104                                              13G                                      Page 5 of 5 Pages

____________________________________________________________________________________
Item 10.  Certifications.

    (a)  The  following  certification  shall be included if the  statement  is filed pursuant to Rule 13d-1(b):

"By signing  below I certify  that,  to the best of my  knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing  the control of the issuer of the securities and were not acquired and are not held in  connection  with or as a participant  in any  transaction having such purpose or effect."

NOT APPLICABLE

    (b)  The  following  certification shall be included if the statement  is filed pursuant to Rule 13d-1(c):

"By signing  below I certify  that, to the best of my  knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or  influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

SIGNATURE

     After  reasonable  inquiry and to the best of my  knowledge  and belief,  I certify that the information  set forth in this statement is true,  complete and correct.

                                                                                                             July 25, 2005
                                                                                                                   (Date)

                                                                                                          RUSSELL DAY
                                                                                                   BY: /s/ RUSSELL DAY
                                                                                                               (Signature)

Note.  Schedules  filed in paper format shall include a signed original and five copies of the  schedule,  including  all  exhibits.  See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention.  Intentional  misstatements  or omissions of fact constitute  federal criminal violations (see 18 U.S.C. 1001).